UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 11, 2012

(Date of earliest event reported)

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. First Avenue, Suite 1600, Spokane WA		99201
(Address of principal executive offices)		(Zip Code)

509-835-1500

(Registrant’s telephone number, Including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 11, 2012, Potlatch Corporation (the “Company”), and its wholly owned subsidiaries Potlatch Forest Holdings, Inc., and Potlatch Land & Lumber, LLC (the “Borrowers”), entered into a Credit Agreement, among Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, the Guarantors from time to time party thereto and the Lenders from time to time party thereto (the “Credit Agreement”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Credit Agreement.

Under the Credit Agreement, the lenders have agreed to extend revolving loans to the Borrowers in an initial aggregate principal amount not to exceed $250 million, which may be increased by up to an additional $100 million of principal amount. The Credit Agreement includes a sublimit of $40 million for the issuance of standby letters of credit and a sublimit of $15 million for swingline loans. The Credit Agreement is an unsecured five-year revolving facility, with a stated maturity date of December 11, 2017.

Pricing is set according to the type of borrowing under the Credit Agreement. Eurodollar Rate Loans are issued at a rate equal to the British Bankers Association LIBOR Rate plus the Applicable Rate, while Base Rate Loans are issued at a rate equal to the Base Rate, which is a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the British Bankers Association LIBOR Rate that would then be applicable to a new Eurodollar Rate Loan with a one month Interest Period plus 1.00%, and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The Applicable Rate for Eurodollar loans can range from 1.25% to 2.5% and the Applicable Rate for Base Rate loans can range from .25% to 1.5% depending on the current Leverage Ratio (consolidated total funded indebtedness to consolidated EBITDDA).

The Credit Agreement contains covenants that, among other things, limit the Borrowers’ ability to create liens, merge or consolidate, dispose of assets, incur indebtedness and guarantees, repurchase or redeem capital stock and indebtedness, make certain investments and acquisitions, enter into certain transactions with affiliates or change the nature of the Borrowers’ business. The Credit Agreement contains financial covenants including (1) the maintenance of an Interest Coverage Ratio (a ratio of consolidated EBITDDA to consolidated interest expense) of 3.00 to 1.00, (2) a minimum Timberland Coverage Ratio (a ratio of the consolidated value of timberland to consolidated total funded indebtedness) of 3.00 to 1.00, and (3) a Leverage Ratio of no more than 5.00 to 1.00 until December 31, 2014 and 4.50 to 1.00 thereafter.

Events of Default under the Credit Agreement include, but are not limited to, payment defaults, covenant defaults, breaches of representations and warranties, cross defaults to certain other material agreements and indebtedness, bankruptcy and other insolvency events, material adverse judgments, actual or asserted invalidity of loan documentation, and certain change of control events.

The monies lent under the Credit Agreement are available to be used by the Borrowers, among other things, to refinance existing indebtedness, fund working capital needs, capital expenditures and for other general corporate purposes, including acquisitions.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

Concurrently with the Borrowers’ entry into the Credit Agreement described in Item 1.01 above, the Borrowers terminated their existing Credit Agreement dated as of December 8, 2008 among Potlatch Corporation, Potlatch Forest Holdings, Inc., Potlatch Land & Lumber, LLC and Clearwater Paper Corporation, as borrowers, Bank of America, N.A., as administrative agent, swing line lender, L/C issuer and Collateral Agent, the Guarantors from time to time party thereto and the Lenders from time to time party thereto (the “Existing Credit Facility”) and all of the mortgages on the Company’s timberlands and other liens and security interests securing the Existing Credit Facility, the Company’s 6.95% Debentures due 2015 and the Company’s 8.27% to 9.35% Medium-Term Notes due 2006-2022 were released.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Credit Agreement, dated as of December 11, 2012, among Potlatch Corporation and its wholly owned subsidiaries, as borrowers, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, the Guarantors from time to time party thereto and the Lenders from time to time party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2012

POTLATCH CORPORATION

By:	/s/ Lorrie D. Scott
Lorrie D. Scott
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement dated October 22, 2012.